Exhibit 4.7

BLACKSKY TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

NOTICE OF STOCK APPRECIATION RIGHT GRANT

Unless otherwise defined herein, the terms defined in the Blacksky Technology Inc. 2021 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Appreciation Right Agreement, which includes the Notice of Stock Appreciation Right Grant (the “Notice of Grant”), the Terms and Conditions of Stock Appreciation Right Grant, attached hereto as Exhibit A, the Exercise Notice, attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto (together, the “Award Agreement”).

Participant Name:

Address:

The undersigned Participant has been granted a Stock Appreciation Right covering Common Stock of the Company, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price Per Share:	$

Total Number of Shares Subject to Award:

Total Exercise Price:	$

Term/Expiration Date:

Vesting Schedule:

[For purposes of this Agreement, “Quarterly Vesting Dates” with respect to any calendar year means [March 10, June 10, September 10, and December 10].

Subject to any acceleration provisions contained in the Plan, this Award Agreement or any other written agreement authorized by the Administrator between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of this Award, this Award shall vest and be exercisable, in whole or in part, according to the following vesting schedule:

[One-fourth (1/4th) of the Total Number of Shares Subject to Award (as set forth above) shall be scheduled to vest on the first Quarterly Vesting Date on or immediately following the one (1) year anniversary of the Vesting Commencement Date (such first vesting date, the “First Vesting Date”), and thereafter, and one-sixteenth (1/16th) of the Total Number of Shares Subject to Award shall be scheduled to vest on each of the next twelve (12) Quarterly Vesting Dates that occur after the First Vesting Date, in each case subject to Participant continuing to be a Service Provider through the applicable vesting date.]

Termination Period:

This Award shall be exercisable, to the extent vested, for [three (3) months] after Participant ceases to be a Service Provider, unless such cessation is due to Participant’s death or Disability. If Participant ceases to be a Service Provider due to Participant’s death or Disablity, this Award shall be exercisable, to the extent vested, for [twelve (12) months] after Participant ceases to be a Service Provider. In no event may this Award be exercised after the Term/Expiration Date as provided above and this Award may be subject to earlier termination as provided in Section 15 of the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Appreciation Right Grant, attached hereto as Exhibit A, the Exercise Notice, attached hereto as Exhibit B, and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and the Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address indicated below.

PARTICIPANT	BLACKSKY TECHNOLOGY INC.

Signature	Signature

Print Name	Print Name

Title

Residence Address:

Exhibit 4.7

EXHIBIT A

BLACKSKY TECHNOLOGY INC.

2021 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHT GRANT

(a) Grant of Stock Appreciation Right. The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Appreciation Right Grant of this Award Agreement (the “Notice of Grant”), a Stock Appreciation Right covering the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting Schedule. Except as provided in Section 3, the Stock Appreciation Right awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary of the Company, as applicable, any portion of this Award scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested portion of this Award at any time, subject to the terms of the Plan. If so accelerated, such portion of this Award will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Stock Appreciation Right.

(a) Right to Exercise. This Stock Appreciation Right shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Award Agreement.

(b) Method of Exercise. This Stock Appreciation Right shall be exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit B to the Notice of Grant or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise this Award, the number of Shares with respect to which this Award is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be completed by Participant and delivered to the Company. This Award (or applicable portion thereof) shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by satisfaction of any applicable Withholding Obligations (as defined below).

(c) Payment Upon Exercise. Upon exercise of all or a specified portion of this Award, Participant shall be entitled to receive from the Company an amount in cash in one lump sum payment determined by multiplying (i) the positive difference (if any) obtained by subtracting (A) the Exercise Price Per Share as set forth in the Notice of Grant from (B) the Fair Market Value of a Share on the date of exercise of this Award, by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, with such resulting product reduced by any applicable Withholding Obligations and subject to any limitations the Administrator may impose. Such cash payment shall be made as soon as practicable, but in no event later than thirty (30) days following the date of exercise.

5. Non-Transferability of Award. This Award may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

6. Term of Award. This Award may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.

7. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with this Award, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of this Award or payment under this Award, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to this Award (or exercise thereof or payment thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of this Award, including, but not limited to, the grant, vesting or exercise of this Award and the payment of any amounts upon such exercise, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction.

(b) Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) having the Company withhold a portion of the cash payment otherwise payable to Participant upon exercise of this Award, (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), or (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). Unless determined otherwise by the Administrator, in its sole discretion, Withholding Obligations will be satisfied by having the Company withhold a portion of the cash payment otherwise payable to Participant upon exercise of this Award. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to make payment under this Award Agreement if such Withholding Obligations are not satisfied at the time of exercise or such other time as the Withholding Obligations may arise or become due.

(c) Section 409A. Under Section 409A, a stock right (such as this Stock Appreciation Right Award) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004), that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount stock right”) may be considered “deferred compensation.” A stock right that is a “discount stock right” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount stock right” also may result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Award equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that this Award was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) in respect of this Award or any other Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

8. No Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of this Award or any Shares subject to this Award.

9. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER THROUGH THE APPLICABLE VESTING DATE(S), WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Nature of Grant. In accepting this Award, Participant acknowledges, understands and agrees that:

(a) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;

(b) all decisions with respect to future stock appreciation right awards or other grants, if any, will be at the sole discretion of the Administrator;

(c) Participant is voluntarily participating in the Plan;

(d) this Award and any payments under this Award are not intended to replace any pension rights or compensation;

(e) this Award and any payments under this Award and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying this Award is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the underlying Shares do not increase in value, this Award will have no value;

(h) for purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in this Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise this Award after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law). Further, for the avoidance of doubt, Participant shall not be entitled to any pro rata vesting of any Shares subject to this Award should Participant’s status as a Service Provider cease before this Award has fully vested (e.g., if Participant’s status as a Service Provider ceases on March 1 before this Award has become fully vested, Participant shall not be entitled to any vesting of the Shares subject to the Award that were scheduled to vest on the immediately following vesting date of March 10);

(i) unless otherwise provided in the Plan or by the Administrator in its discretion, this Award and the benefits evidenced by this Award Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j) the following provisions apply only if Participant is providing services outside the United States:

(i) this Award and any payments under this Award are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of this Award or of any amounts due to Participant pursuant to the exercise of this Award; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of this Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service

Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or any exercise of this Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

13. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Award grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares or other payments under the Plan awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing

Participant’s consent is that the Company would not be able to grant Participant stock appreciation rights or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at BlackSky Technology Inc., 13241 Woodland Park Road, Suite 300, Herndon, VA 20171, or at such other address as the Company may hereafter designate in writing.

15. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restriction on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.

16. Additional Conditions to Payment Under Award. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the exercise of this Award or payment under this Award to Participant (or his or her estate) hereunder, such exercise or payment will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. In no event will any Shares be issued or delivered under this Award.

17. Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18. Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portion of this Award has vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Award granted under the Plan or future awards that may be granted under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

21. Award Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

22. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received a Stock Appreciation Right under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

23. Country Addendum. Notwithstanding any provisions in this Award Agreement, this Award shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Award Agreement.

24. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award.

25. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26. Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

*            *             *

EXHIBIT B

BLACKSKY TECHNOLOGY INC.

2021 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

EXERCISE NOTICE

BlackSky Technology Inc.

13241 Woodland Park Road, Suite 300

Herndon, VA 20171

Attention: Finance Department

1. Exercise of Stock Appreciation Right. Effective as of today, ________________, ____, the undersigned (“Participant”) hereby elects to exercise Participant’s stock appreciation right (the “Award”) covering ________________ shares of the Common Stock (the “Shares”) of Blacksky Technology Inc. (the “Company”) under and pursuant to the 2021 Equity Incentive Plan (the “Plan”) and the Stock Appreciation Right Agreement dated ______________, _____, including the Notice of Stock Appreciation Right Grant, and the Terms and Conditions of Stock Appreciation Right Grant attached as Exhibit A thereto and other exhibits, appendices and addenda attached thereto (the “Award Agreement”). Unless otherwise defined herein, capitalized terms used in this Exercise Notice will be ascribed the same defined meanings as set forth in the Award Agreement (or the Plan or other written agreement as specified in the Award Agreement).

2. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions. Participant agrees that any Withholding Obligations will be satisfied in accordance with Section 7 of the Award Agreement.

3. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s exercise hereunder. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with this exercise and that Participant is not relying on the Company for any tax advice.

4. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties to the maximum extent permitted by law.

5. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware, United States of America. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

6. Entire Agreement. The Plan and Award Agreement are incorporated herein by reference. The Plan and the Award Agreement (including this Exercise Notice and any exhibits, appendices, and addenda attached to the Notice of Stock Appreciation Right Grant of the Award Agreement) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:		Accepted by:
PARTICIPANT		BLACKSKY TECHNOLOGY INC.

Signature		By

Print Name		Print Name

Title

Address:		Address:

Date Received

APPENDIX A

BLACKSKY TECHNOLOGY INC.

2021 EQUITY INCENTIVE PLAN

COUNTRY ADDENDUM TO STOCK APPRECIATION RIGHT AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Country Addendum to Stock Appreciation Right Agreement (the “Country Addendum”) will be ascribed the same defined meanings as set forth in the Award Agreement of which this Country Addendum forms a part (or the Plan or other written agreement as specified in the Award Agreement).

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern this Stock Appreciation Right Award granted to Participant under the Plan to the extent Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after this Award is granted, the Company, in its discretion, shall determine to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Country Addendum also may include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of [______1], 2021. Such Applicable Laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or exercises this Award.

In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to his or her situation.

[1]	NTD: Insert date provided by local counsel with respect to provisions prepared for non-US participants.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfers residence and/or employment to another country after this Award is granted, or is considered a resident of another country for local law purposes, the information in this Country Addendum may not apply to Participant in the same manner.

[NTD: Jurisdiction specific provisions to be added by local counsel.]